Exhibit 99.1

For Immediate Release

A.P. Pharma to Raise $24 Million in Private Placement of Common Stock and Warrants

Proceeds to Fund Resubmission Activities Relating to APF530 NDA

REDWOOD CITY, Calif. – June 29, 2011 – A.P. Pharma, Inc. (OTCQB: APPA.PK), a specialty pharmaceutical company, today announced that it has entered into definitive agreements with certain new and existing accredited investors providing for a private placement of common stock and warrants in which the Company will receive $24 million in gross proceeds. The common stock and warrants are being sold in units at a price of $0.15 per unit. Each unit consists of one share of common stock and one warrant to purchase 0.5 additional shares of common stock at a price of $0.18 per share. The transaction is expected to close on or about July 1, 2011, subject to customary closing conditions.

The Company expects the proceeds from this offering, combined with its current cash resources, to fund its operations into 2013.

“We believe that this financing will provide the resources necessary to perform the activities needed to resubmit our New Drug Application (NDA) for APF530 in the first half of 2012 and to fund our operations beyond the expected U.S. Food and Drug Administration action date for APF530 in the second half of 2012,” stated John Whelan, A.P. Pharma’s president and chief executive officer. “We remain committed to obtaining regulatory approval of APF530, which we believe will provide physicians and cancer patients with an important option for the prevention of chemotherapy-induced nausea and vomiting, a terrible morbidity associated with cancer treatment.”

MTS Securities, LLC acted as sole placement agent in the Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants, sold in the private placement.

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About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA for the first half of 2012. The Company has additional clinical- and preclinical-stage programs in the area of pain management, all of which utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

Forward Looking Statement Safe Harbor

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with capital resources and liquidity, timely development and regulatory approval of product candidates, resubmission of our NDA, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

650-366-2626

and

Media Relations:

Corporate Communications Alliance, LLC

Edie DeVine

209-814-9564

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